EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We consent to the incorporation by reference in Registration Statement No. 333-141109 on Form S-8 of our reports dated April 16, 2009, with respect to the consolidated balance sheets of Veolia Environnement and subsidiaries as of December 31, 2008, 2007 and 2006, and the related consolidated statements of income, cash-flows and recognized income and expenses for each of the years in the three-year period ended December 31, 2008, and with respect to the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 20-F of Veolia Environnement and subsidiaries for the year ended December 31, 2008.

Paris La Défense and Neuilly-sur-Seine, April 16, 2009.

KPMG AUDIT A division of KPMG SA		ERNST & YOUNG et Autres

Jay Nirsimloo	Baudouin Griton	Patrick Gounelle	Jean Bouquot